UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934, as amended

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AIRSPAN NETWORKS, INC.
(Name of Registrant as specified in its Charter)

AIRSPAN NETWORKS, INC.
(Name of Person(s) Filing Proxy Statement)

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777 Yamato Road
Suite 310
Boca Raton, Florida 33431

August 22, 2006

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Airspan Networks, Inc. that will be held at our headquarters, 777 Yamato Road, Suite 310, Boca Raton, FL 33431, on September 22, 2006, at 11:00 am EDT. I look forward to greeting as many of our shareholders as possible.

Details of the business to be conducted at the Special Meeting are given in the attached Notice of Special Meeting and Proxy Statement.

Whether or not you attend the Special Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the Special Meeting, you will of course be able to vote in person, even if you have previously submitted your proxy card.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

/s/ Eric Stonestrom
Eric Stonestrom
President and Chief Executive Officer

AIRSPAN NETWORKS, INC.
777 Yamato Road
Suite 310
Boca Raton, Florida 33431

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 22, 2006

To the Shareholders of Airspan Networks, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Airspan Networks, Inc., a Washington corporation (the "Company"), will be held on September 22, 2006, at 11:00 am EDT, at the Company’s headquarters, 777 Yamato Road, Suite 310, Boca Raton, FL 33431, to consider and vote upon a proposal to approve:

•  the issuance and sale by the Company of up to 200,690 shares of Series B Preferred Stock to Oak Investment Partners XI, Limited Partnership in exchange for:

o	$29 million of cash; and

o	Oak’s transfer to the Company of all shares of the Company’s Series A Preferred Stock owned by Oak; and

•  the issuance of the Company’s Common Stock and potentially certain other securities upon conversion of and/or with respect to the Series B Preferred Stock, which Common Stock and other securities, when issued, could result in Oak acquiring 20% or more of the Common Stock outstanding as of the date hereof (collectively, the “Private Placement”).

All shareholders are cordially invited to attend; however, only shareholders of record at the close of business on Tuesday, August 8, 2006 are entitled to vote at the Special Meeting or any adjournments thereof.

By Order of the Board of Directors,

/s/ Peter Aronstam
Peter Aronstam
Secretary

Boca Raton, Florida
August 22, 2006

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

TABLE OF CONTENTS

PURPOSES OF THE MEETING

GENERAL INFORMATION ABOUT VOTING
WHO CAN VOTE?	5
HOW DO I VOTE BY PROXY?	5
CAN I VOTE IN PERSON AT THE SPECIAL MEETING RATHER THAN BY COMPLETING THE PROXY CARD?	5
CAN I CHANGE OR REVOKE MY VOTE AFTER I RETURN MY PROXY CARD?	5
WHAT IF OTHER MATTERS COME UP AT THE SPECIAL MEETING?	5
WHAT DO I DO IF MY SHARES ARE HELD IN "STREET NAME"?	6
WHAT IS A BROKER NON-VOTE?	6
WHAT IS A QUORUM?	6
WHO PAYS FOR THIS PROXY SOLICITATION?	6
OUTSTANDING VOTING SECURITIES AND VOTING PROCEDURES	7

PROPOSAL NO. 1 APPROVAL OF THE PRIVATE PLACEMENT	9

INTRODUCTION	9
REASONS FOR THE PRIVATE PLACEMENT	10
OAK INVESTMENT PARTNERS	11
DIRECT & INDIRECT RELATIONSHIPS BETWEEN OAK AND THE COMPANY	11
BACKGROUND	12
EFFECTS OF THE PROPOSED INVESTMENT ON THE COMPANY	15
THE PREFERRED STOCK PURCHASE AGREEMENT	17
TERMS OF THE SERIES B PREFERRED STOCK	21
COMPARISON OF SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK	23
ABSENCE OF MARKET FOR SERIES B PREFERRED STOCK	24
USE OF PROCEEDS	24
NASDAQ SHAREHOLDER APPROVAL REQUIREMENT	24
RECOMMENDATION OF THE BOARD OF DIRECTORS	25
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT	25

2007 SHAREHOLDER PROPOSALS	27

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	27

OTHER MATTERS	28

SPECIAL MEETING OF SHAREHOLDERS

OF

AIRSPAN NETWORKS, INC.

PROXY STATEMENT

September 22, 2006, 11:00 am EDT,
777 Yamato Road, Suite 310, Boca Raton, Florida 33431

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Airspan Networks, Inc., a Washington corporation (the "Company"), of proxies from the holders of the Company's common stock (the "Common Stock") and Series A Preferred Stock (the “Series A Preferred Stock”), for use at a Special Meeting of Shareholders of the Company, to be held at the Company’s headquarters, 777 Yamato Road, Suite 310, Boca Raton, Florida 33431, on September 22, 2006, at 11:00 am EDT local time, or at any adjournment(s) or postponement(s) thereof (the "Special Meeting"), pursuant to the foregoing Notice of Special Meeting of Shareholders.

The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is August 22, 2006. The complete mailing address, including zip code, of the Company's principal executive offices is 777 Yamato Road, Suite 310, Boca Raton, Florida 33431 and its telephone number is (561) 893-8670.

PURPOSES OF THE MEETING

At the Special Meeting, the Company's shareholders will consider and vote upon a proposal to approve:

•  the issuance and sale by the Company of up to 200,690 shares of Series B Preferred Stock pursuant to the Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated as of July 28, 2006, by and between the Company and Oak in exchange for:

o  $29 million of cash; and

o  Oak’s transfer to the Company of all shares of the Company’s Series A Preferred Stock owned by Oak on the closing date of the Purchase Agreement; and

•  the issuance of the Company’s Common Stock and potentially certain other securities upon conversion of and/or with respect to the Series B Preferred Stock, which Common Stock and other securities, when issued, could result in Oak acquiring 20% or more of the Common Stock outstanding as of the date hereof.

As discussed in greater detail below, the Company Board of Directors has determined the Private Placement to be advisable and in the best interests of the Company. The Board of Directors recommends a vote "for" the Private Placement.

Unless contrary instructions are indicated on the enclosed proxy card, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted FOR the approval of the Private Placement.

In the event a shareholder specifies a different choice by means of the enclosed proxy card, his shares will be voted in accordance with the specification so made.

GENERAL INFORMATION ABOUT VOTING

Who can vote?

You can vote your shares of Common Stock and/or Series A Preferred Stock if the Company’s records show that you owned the shares on August 8, 2006. A total of 40,281,263 shares of Common Stock and 73,000 shares of Series A Preferred Stock can vote at the Special Meeting. Pursuant to the Company’s Articles of Incorporation, you are entitled to one vote for each share of Common Stock and eighty-six votes for each share of Series A Preferred Stock. As of the Record Date (as defined below), Oak, the purchaser of the shares in the Private Placement, is the sole registered holder of the Company’s Series A Preferred Stock. The enclosed proxy card shows the number of shares you are entitled to vote.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Special Meeting. Sign and date the proxy card and mail it back to the Company in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for approval of the Private Placement.

Can I vote in person at the Special Meeting rather than by completing the proxy card?

Although the Company encourages you to complete and return the proxy card to ensure that your vote is counted, you can attend the Special Meeting and vote your shares in person.

Can I change or revoke my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change or revoke your vote by:

o	giving the Company’s secretary a written notice revoking your proxy card at or before the Special Meeting;

o	signing, dating, and returning to the Company a new proxy card at or before the Special Meeting; or

o	attending the Special Meeting and voting in person.

Attendance at the Special Meeting will not, by itself, revoke a proxy. Any written notice of revocation or subsequent proxy may be sent to Airspan Networks, Inc., Attn: Peter Aronstam, Secretary, 777 Yamato Road, Suite 310, Boca Raton, Florida 33431, or hand delivered to the Secretary of the Company at or before voting at the Special Meeting.

What if other matters come up at the Special Meeting?

Pursuant to the Company’s Bylaws, at any special meeting of the shareholders, only such business as is specified in the notice of such special meeting given by or at the direction of the person or persons calling such meeting, may come before such meeting.

What do I do if my shares are held in "street name"?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What is a broker non-vote?

Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on routine matters, such as uncontested director elections and ratification of independent registered public accounting firms, but not on non-routine matters. The proposal contained in this Proxy Statement is considered a "non-routine matter." Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted with respect to the Private Placement, your broker or other nominee will not be able to vote your shares at the Special Meeting. The Company urges you to provide instructions to your broker or nominee so that your votes may be counted on this important matter.

What is a quorum?

A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Special Meeting.

At least a majority of the outstanding shares eligible to vote (with each share of Series A Preferred Stock counting as 86 shares for purposes of the quorum) must be represented at the meeting, either in person or by proxy, in order to transact business at the Special Meeting.

If you sign and return your proxy card, your shares will be counted to determine whether the Company has a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

Who pays for this proxy solicitation?

The Company will bear the expense of soliciting proxies including the cost of preparing, printing and mailing this Proxy Statement and the accompanying proxy card. The Company anticipates that it will retain a proxy solicitation firm to assist the Company’s solicitation of proxies at an approximate cost of $11,000 plus reasonable expenses.

OUTSTANDING VOTING SECURITIES AND VOTING PROCEDURES

The Board of Directors has set the close of business on August 8, 2006, as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were of 40,281,263 shares of Common Stock and 73,000 shares of Series A Preferred Stock issued and outstanding, all of which are entitled to be voted at the Special Meeting.

Pursuant to the Company’s Bylaws, at least a majority of the outstanding shares eligible to vote (with each share of Series A Preferred Stock counting as 86 shares for purposes of the quorum) must be represented at the meeting, either in person or by proxy, in order to transact business at the Special Meeting.

If less than a majority of the outstanding shares of Common Stock and Series A Preferred Stock entitled to vote, taken together, are represented at the Special Meeting, a majority of the shares so represented may adjourn the Special Meeting to another date, time or place, and notice need not be given for the new date, time or place, if the new date, time or place is announced at the Special Meeting before an adjournment is taken.

Pursuant to the Company’s Articles of Incorporation, each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Special Meeting and each share of Series A Preferred Stock is entitled to eighty-six votes on each matter submitted to shareholders for approval at the Special Meeting. As of the Record Date, Oak is the sole registered holder of all of the outstanding shares of the Series A Preferred Stock.

Abstentions and broker "non-votes" are counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker is not permitted to vote on a matter without instruction from the beneficial owner of the shares and no instruction is given. Abstentions and broker non-votes are treated as present and entitled to vote and thus have the effect of a vote against the Private Placement.

Pursuant to the Purchase Agreement, the Company and Oak have agreed that, as a condition precedent to the consummation of the Private Placement, the Private Placement must be approved by (the “Required Vote”):

(i) the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, represented in person or by proxy at the Special Meeting, voting separately as a class (the “Series A Class Vote”);

(ii) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, represented in person or by proxy at the Special Meeting, taken together (the “Aggregate Shareholder Vote”); and

(iii) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock represented in person or by proxy at the Special Meeting, excluding votes cast by Oak and its affiliates (the “Disinterested Shareholder Vote”).

The Series A Vote described in paragraph (i) above is required by the Company’s Articles of Incorporation. Oak is currently the sole holder of the outstanding shares of Series A Preferred Stock and has agreed, pursuant to the Purchase Agreement, to vote in favor of the Private Placement.

The Aggregate Shareholder Vote set forth in paragraph (ii) above is required by Nasdaq Marketplace Rule 4350(i)(1)(B), which requires shareholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the issuer. See the Section below entitled “Nasdaq Shareholder Approval Requirement” for additional information regarding the Nasdaq shareholder approval rules.

The Disinterested Shareholder Vote set forth in paragraph (iii) above is a condition precedent to the closing pursuant to the Purchase Agreement. Notwithstanding the foregoing, in the event the Company and Oak determine that the Disinterested Shareholder Vote is not required by prevailing law or the rules of the Nasdaq, the Company and Oak may jointly agree to waive this condition.

Prior to the Special Meeting, the Company will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of Common Stock and Series A Preferred Stock represented at the Special Meeting, the existence of a quorum and the validity and effect of proxies and shall receive, count and tabulate ballots and votes and determine the results thereof.

A list of shareholders entitled to vote at the Special Meeting will be available at the Company's offices, 777 Yamato Road, Suite 310, Boca Raton, FL 33431, for a period of ten days prior to the Special Meeting and at the Special Meeting itself, for examination by any shareholder.

PROPOSAL NO. 1 – APPROVAL OF THE PRIVATE PLACEMENT

Introduction

The Company is seeking your approval of the Private Placement.

Pursuant to the Private Placement and, in accordance with the terms of the Purchase Agreement, the Company will issue up to 200,690 shares of Series B Preferred Stock to Oak in exchange for $29 million in cash and Oak’s transfer to the Company of all shares of the Company’s Series A Preferred Stock owned by Oak on the closing date of the Purchase Agreement.

The number of shares of Series B Preferred Stock to be issued to Oak will be determined as follows:

•	Oak will receive 100,000 shares of Series B Preferred Stock in exchange for the $29 million cash investment; and

•
Oak will receive approximately 1.379 shares of Series B Preferred Stock for each share of Series A Preferred Stock transferred to the Company pursuant to the Purchase Agreement, which, assuming that, as of the closing date of the Purchase Agreement (the “Closing Date”), Oak holds all 73,000 shares of Series A Preferred Stock held by Oak as of the date hereof, will result in the issuance by the Company of 100,690 shares of Series B Preferred Stock in exchange of such shares of Series A Preferred Stock.

Each share of Series B Preferred Stock will initially be convertible into 100 shares of Common Stock. Therefore, if 200,690 shares of Series B Preferred Stock are issued, these shares will initially be convertible into 20,069,000 shares of the Company’s Common Stock. Based upon the Company’s capitalization as of the Record Date, these shares of Series B Preferred Stock would:

•	initially be convertible into a total of approximately 33.4% of the Company’s Common Stock; and

•	because the Series B Preferred Stock will vote at a rate that is less than its conversion rate, represent approximately 28.9% of the voting power outstanding.

Furthermore, the Series B Preferred Stock is entitled to certain price-based, weighted average, anti-dilution protection, which could cause its proportion of the Company’s currently outstanding capitalization to increase. See the Section below entitled “Conversion Rights” for a description of this anti-dilution protection.

In addition, as long as Oak holds a majority of the outstanding Series B Preferred Stock and the number of shares of Common Stock into which the then outstanding shares of Series B Preferred Stock would then be convertible represents at least fifteen percent of the total issued and outstanding shares of Common Stock of the Company, Oak will be entitled to appoint one member to the Company’s Board of Directors.

The closing price of the Company’s Common Stock on July 28, 2006, the date of the Purchase Agreement, was $1.91 per share.

The Series B Preferred Stock will have the rights, preferences and privileges set forth in the Articles of Amendment to the Articles of Incorporation (the “Articles of Amendment”). A summary of the Articles of Amendment appears below in the Section entitled “Terms of the Series B Preferred Stock” and a copy of the Articles of Amendment is enclosed with this Proxy Statement as Annex A.

Reasons for the Private Placement

As of July 2, 2006, the Company had cash and cash equivalents of $16.1 million, short term investments of $1.0 million, $6.0 million of restricted cash and $1.1 million of restricted cash included under Other Non Current Assets. Restricted cash is held as collateral for landlords and customers and contributions from employees in respect of the Employee Share Purchase Plan. As of the end of the second quarter, the Company did not have a line of credit or similar borrowing facility, nor did it have any material capital commitments.

The Company has recently determined that it would be advisable to secure additional capital resources.

As part of the Company’s capital raising plan, on July 28, 2006, the Company entered into the Purchase Agreement. The principal reason for doing so is to provide the Company with additional resources to pursue a more aggressive operational plan and more active investigation of acquisition opportunities. (See the discussion below). Upon consummation of the Private Placement in accordance with the terms of the Purchase Agreement, the Company expects to receive net proceeds of approximately $28.7 million of cash after deducting various transaction expenses.

Also, on August 1, 2006, the Company entered into a loan and security agreement with Silicon Valley Bank (“SVB”) with respect to a two-year revolving credit line (the “Credit Facility”) pursuant to which, subject to certain adjustments, the Company may borrow up to the lesser of (i) $10,000,000 and (ii) 80% of eligible accounts receivable.

Until the Company is able to generate cash from operations, if ever, the Company intends to use its existing cash resources and funds available under the Credit Facility to finance:

•	its plan of operations, including certain revenue growth opportunities and research and development costs, and

•	its limited investigation of certain perceived acquisition opportunities.

The Company believes it has sufficient cash resources to finance such activities for at least the next twelve months.

Assuming the Company secures an additional $29 million of proceeds in connection with the Private Placement, the Company anticipates it will have sufficient capital to pursue a more aggressive operational plan, including a dedication of more capital resources to inventory and accounts receivable financing and a faster and more ambitious WiMAX equipment development and enhancement plan. The Company also anticipates that the net proceeds from the sale of the Series B Preferred Stock will enable it to more actively explore perceived acquisition opportunities that may be identified in the future, including more substantial acquisition targets.

The Company also believes the projected net proceeds from the Private Placement will reduce the risk that the Company will need to modify its future business plans due to changes in the Company’s projected demand for capital. The Company recognizes that its projected demand for capital in future periods may change quickly due to a variety of factors, estimates and assumptions. If the Company’s projected demand for capital materially increases and the Company’s then current and/or projected cash resources have not increased a comparable amount, the Company may need to modify its existing business plan. If the Company is ever compelled to adopt measures to conserve cash resources, such measures may negatively impact the Company's results of operations and the Company’s short term and/or long term prospects for growth and profitability.

The Board of Directors believes the Private Placement to be advisable and in the best interests of the Company.

Oak Investment Partners

Oak and its affiliated funds (collectively, “Oak Investment Partners”) are a multi-stage venture capital firm with a total of $8.4 billion in committed capital. The primary investment focus is on high growth opportunities in communications, information technology, internet new media, financial services information technology, healthcare services and consumer retail. Over a 28-year history, Oak Investment Partners has achieved a strong track record as a stage-independent investor funding more than 435 companies at key points in their lifecycle. Oak Investment Partners has been involved in the formation of companies, funded spinouts of operating divisions and technology assets, and provided growth equity to mid- and late-stage private businesses and to public companies through PIPE investments. Oak Investment Partners has helped innovators exploit new business opportunities and anticipate trends through long-term relationships that endure the changing economic landscape.

The above summary was provided to the Company by Oak.

Oak is an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act.

Direct & Indirect Relationships between Oak and the Company

As of the Record Date, Oak is the record holder of 73,000 shares of the Company’s Series A Preferred Stock, constituting all of the issued and outstanding shares of Series A Preferred Stock. In addition, certain affiliates of Oak, namely Oak Investment Partners VIII, Limited Partnership and Oak VIII Affiliated Fund, Limited Partnership, own, as of the date hereof, 35,918 and 696 shares of the Company’s Common Stock, respectively. Based upon the Company’s capitalization as of the Record Date, Oak and its affiliated funds collectively beneficially own approximately 15.5% of the Company’s outstanding Common Stock (assuming conversion of all shares of the Series A Preferred Stock into Common Stock) and, because the Series A Preferred Stock votes at a rate different than its conversion rate, approximately 13.6% of the Company’s outstanding voting power.

Oak acquired a majority of its current interest in the Company approximately two years ago. On September 13, 2004, the Company consummated the private sale of 73,000 shares of Series A Preferred Stock to Oak for aggregate gross proceeds of $29.2 million pursuant to the terms of a Preferred Stock Purchase Agreement, effective September 10, 2004, between the Company and Oak (the “Series A Purchase Agreement”). The 73,000 shares of Series A Preferred Stock, which are convertible into 7,300,000 shares of common stock, were purchased for $400 per share, or $4.00 per shares on a Common Stock equivalent basis.

Mr. Thomas Huseby, one of the members of the Company’s Board of Directors, has been the Managing Partner of SeaPoint Ventures ("SeaPoint"), a venture capital firm focused on communications and internet infrastructure, since August 1997. Oak Investment Partners is an investor in both SeaPoint Fund I and in SeaPoint Fund II and, on several occasions, investment funds managed by SeaPoint have participated in placements of securities in which Oak Investment Partners has also invested. SeaPoint has also received, from 1997 to the present, an aggregate of approximately $1.3 million of fees for consulting services SeaPoint provided to Oak Investment Partners with respect to the evaluation of investments in wireless and communications technologies. Mr. Huseby has personally invested in Oak Investment Partners funds (but not the investor in the Private Placement). Mr. Huseby also serves as a Venture Partner to Oak. Aside from the arrangements described in this paragraph, Mr. Huseby informed the Company that he has not had any other contracts, agreements, arrangements, transactions or relationships with Oak Investment Partners.

Oak is the holder of the Series B Preferred Stock of Endwave Corporation, a public company that designs, manufactures, and markets RF modules that enable the transmission, reception and processing of high-frequency signals in telecommunications networks, defense electronics and homeland security systems (“Endwave”). Oak is entitled to elect one member of Endwave’s Board of Directors and, effective July 19, 2006, Eric Stonestrom, the Company’s Chief Executive Officer, was appointed to the Endwave Board of Directors, Nominating and Governance Committee and Compensation Committee as Oak’s designee. As a director of Endwave, Mr. Stonestrom is entitled to receive the standard director compensation payable to non-employee directors of Endwave. Mr. Stonestrom and Oak have informed the Company that there is no arrangement or understanding between Mr. Stonestrom and Oak regarding his service on the Board of Endwave. Aside from the arrangements described in this paragraph, Mr. Stonestrom has informed the Company that he has not had any other contracts, agreements, arrangements, transactions or relationships with Oak Investment Partners.

To the best of the Company’s knowledge, none of the Company’s directors or executive officers has a substantial interest, direct or indirect, by security holdings or otherwise in the Private Placement. Other than as set forth above, the Company is not aware of any relationships between Oak, the Company or any of the Company’s executive officers or directors.

Background

Since April 2006, the Company has been exploring potential sources of equity capital.

Between April 2006 and July 2006, the Company’s Chief Financial Officer, Mr. Peter Aronstam, contacted or was contacted by five investment banks regarding their ability to assist the Company to secure additional equity capital. Mr. Aronstam received written and/or oral presentations from the banks. The presentations received provided information primarily with respect to four different types of equity offering structures: a “fully-marketed secondary offering”, an “accelerated book build”, a “block trade” and a “PIPE”. The proposed PIPE offerings included the issuance of common stock, with and without warrants, and the issuance of convertible debentures.

On April 27, 2006, the Board discussed with Mr. Stonestrom and Mr. Aronstam the Company’s projected level of demand for capital assuming various business models. The Board also discussed the various offering structures being considered by the Company, including the perceived advantages and disadvantages to each. At the conclusion of such discussions, the Board authorized Mr. Stonestrom and Mr. Aronstam to seek to secure more definitive offering and/or investment proposals from one of the investment banks and certain institutions that had previously expressed an interest in making a significant investment in the Company.

Shortly thereafter, the trading prices for the Company’s common stock and the common stock of many of the Company’s competitors began to decline. As a result of such decline, the investment bank that proposed a fully marketed secondary offering informed the Company that such an offering would not be feasible at such time due to prevailing market conditions.

During April and July 2006, the Company had discussions with a number of potential investors with respect to various PIPE offerings. None of these discussions resulted in written proposals, because, in all cases, the potential investors were either unwilling to do a deal of a size being sought by the Company, or were seeking terms, including discounts and/or warrants to buy additional equity, that management regarded as too costly in the circumstances.

In June 2006, the Company received an investment proposal from a private investor with respect to an investment in senior, unsecured convertible notes. Up until July 2006, management engaged in discussions with the investor, but did not reach agreement as to the terms of a financing. The terms of the notes were perceived by the Company as too expensive and restrictive after considering, among other things, the proposed senior position, relatively short repayment period, and fixed coupon payment of the notes.

Between June 16, 2006 and July 20, 2006, Mr. Stonestrom and certain other members of the Board had a number of telephone conversations with Oak regarding its general level of interest in another equity investment in the Company.

On June 29, 2006, the Company filed a Form 8-K announcing the amendment of the supply agreement with Yozan, certain impacts of the contract amendment and the Company’s intention to seek additional capital.

On July 17, 2006, Mr. Stonestrom and Mr. Aronstam met with representatives of Oak to discuss the proposed terms of an equity investment in the Company.

On July 17, 2006, Oak sent the Company a draft, non-binding term sheet (the “Term Sheet”) summarizing the principal terms and conditions of the proposed Private Placement. In response to the Company’s comments, on July 18, 2006, Oak sent the Company a revised copy of the Term Sheet.

On July 20, 2006, the Board, after reviewing the Term Sheet, authorized the executive officers of the Company to sign the Term Sheet and negotiate and cause to be prepared a definitive Purchase Agreement.

On July 21, 2006, the Company’s counsel provided Oak and its counsel a Purchase Agreement based on the term sheet and the additional discussions between the Company and Oak. From July 21, 2006 through July 28, 2006, the Company, Oak and their respective outside legal counsel held a number of telephone conferences during which the Preferred Stock Purchase Agreement and various related documents were discussed and negotiated.

At a meeting of the Company’s Board of Directors held on July 27, 2006, the Board of Directors resolved to enter into the Purchase Agreement. In the course of reaching its decision to approve and adopt the Purchase Agreement, the Board of Directors consulted with management and outside legal counsel and reviewed a substantial amount of information. At the Board meetings of July 6th, 20th and/or 27th, the Board considered a number of factors including, but not limited to:

•  the amount of cash the Company was seeking to raise in the form of equity;

•  the prevailing market price of the Company’s Common Stock;

•  the perceived value of the shares of Common Stock that could be issued upon the conversion of the Series B Preferred Stock relative to the sum of $29 million of cash and the perceived value of the shares of Common Stock that could be issued upon the conversion of the Series A Preferred Stock;

•  the right of Oak, as the holder of the Series A Preferred Stock to require that the Company obtain such holders’ consent prior to the Company’s issuance of more than 2,000,000 shares of common stock or common stock equivalents at a price below $4 per share;

•  the projected timeline for closing the Private Placement in light of the Company’s projected capital demands;

•  Oak’s willingness to, subject to certain conditions, agree to purchase the Series B Preferred Stock for a fixed amount per share although the closing of the transaction was anticipated to occur in a couple of months and the prevailing market price of the Company’s common stock was expected to change in the interim;

•  Oak’s willingness to exchange all of its the Series A Preferred Stock for Series B Preferred Stock, other than the Series A Preferred Stock that Oak converts to Common Stock prior to the Closing;

•  the rights, designations, preferences and privileges of the Series B Preferred Stock relative to the Series A Preferred Stock;

•  the liquidation value of the Series A Preferred Stock and the liquidation value of the Series B Preferred Stock to be issued in exchange for the Series A Preferred Stock;

•  assuming successful consummation of the Private Placement, Oak’s post-transaction, post-conversion ownership of the Company’s Common Stock;

•  Oak’s request to have the right, under certain circumstances, to elect one member to the Company’s Board of Directors;

•  the Company’s historically good working relationship with Oak;

•  the Company’s right to terminate the Purchase Agreement in the event that, as a result of a Superior Proposal (as defined below), the Board of Directors withdraws, modifies or changes its recommendation that the shareholders of the Company approve the matters to be considered at the Special Meeting;

•  the Company’s need to secure shareholder approval of the transaction to comply with NASDAQ rule 4350(i)(l)(B);

•  Oak’s willingness to agree to certain lock-ups and restrictions on transfer with respect to some of the Series B Preferred Stock;

•  Oak’s willingness to agree to limit the voting rights of each share of Series B Preferred Stock to 81 votes although each shares of Series B Preferred Stock will initially be convertible into 100 shares of Common Stock; and

•  the then undetermined accounting treatment for the Private Placement.

In view of the wide variety of the material factors considered in connection with the evaluation of the Private Placement and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of the Board of Directors may have given different weight to different factors.

On July 28, 2006, the Company and signed the definitive Purchase Agreement and announced the transaction on July 31, 2006. The press release regarding this announcement was filed on Form 8-K with the Securities and Exchange Commission (the “SEC”) on August 1, 2006 including the Purchase Agreement filed as an exhibit thereto.

Effects of the Proposed Investment on the Company

Assuming the Private Placement is completed in accordance with its terms (with Oak selling all of the Series A Preferred Stock to the Company), the Company expects the following:

•  The Company will receive net proceeds of approximately $28.7 million of cash after deducting various transaction expenses.

•  The Company will issue 200,690 shares of Series B Preferred Stock.

•  The Company will acquire and cancel all 73,000 of its currently issued and outstanding shares of Series A Preferred Stock.

As discussed above, up to 100,690 shares of Series B Preferred Stock will be issued by the Company to Oak in exchange for all of Oak’s Series A Preferred Stock. Oak currently holds 73,000 shares of Series A Preferred Stock, which are convertible into 7,300,000 shares of Common Stock. Oak purchased these shares of Series A Preferred Stock in September 2004 for $400 per share, or a Common Stock equivalent price of $4.00 per share. Assuming Oak does not convert any Series A Preferred Stock between now and the Closing Date, Oak will exchange:

•	73,000 shares of Series A Preferred Stock, which are currently convertible into 7,300,000 shares of Common Stock; for

•	100,690 shares of Series B Preferred Stock, which will initially be convertible into 10,690,000 shares of Common Stock.

Each share of Series B Preferred Stock is initially convertible into 100 shares of the Company’s Common Stock. The applicable conversion price is subject to adjustment for stock splits, combinations, and other similar structural events. Additionally, the Series B Preferred Stock will contain broad-based weighted average anti-dilution protection, subject to standard exceptions, with respect to the issuance of the Company’s capital stock at a purchase price per share which is below the conversion price of the Series B Preferred Stock then in effect and which is initially $2.90.

Based upon the Company’s capitalization as of the Record Date and provided that 200,690 shares of Series B Preferred Stock are issued pursuant to the Purchase Agreement, the shares of Series B Preferred Stock will, upon issuance, initially be convertible into a total of approximately 33.4% of the Company’s Common Stock on a post-conversion basis.

Oak, as the holder of the Series B Preferred Stock, will have the rights and preferences described in this Proxy Statement, including the right to vote together with the holders of the Common Stock at the initial rate of 81 votes per share of Series B Preferred Stock (subject to adjustment upon the occurrence of certain events). Based upon the Company’s capitalization as of the Record Date and provided that 200,690 shares of Series B Preferred Stock are issued pursuant to the Purchase Agreement, the shares of Series B Preferred Stock will, upon issuance, represent approximately 28.9% of the voting power outstanding.

Because Oak will own a significant percentage of the Company’s voting power, it may have considerable influence in determining the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including the election of directors and approval of mergers, consolidations and the sale of all or substantially all of the Company’s assets. In addition, for as long as Oak is the holder of at least a majority of the issued and outstanding shares of Series B Preferred Stock and the number of shares of Common Stock into which the then outstanding shares of Series B Preferred Stock are convertible represents at least fifteen percent of the total issued and outstanding shares of Common Stock of the Company, Oak will be entitled to elect one member of the Company’s Board of Directors. See the Section entitled “Terms of the Series B Preferred Stock” for further discussion regarding the voting rights of the Series B Preferred Stock.

So long as the Series B Preferred Stock is outstanding, the Company has agreed to refrain from taking certain actions without the approval of the Company’s holders of a majority of the then outstanding Series B Preferred Stock voting separately as a class (the “Series B Vote”). See the Section below entitled “Restrictive Covenants” for more information regarding what actions will require the Series B Vote.

The rights and privileges of the Series B Preferred Stock may have an effect on the Company’s conduct of operations, financing or investing. See the Sections below entitled “Conversion Rights” and “Restrictive Covenants” for more information regarding the rights and privileges of the Series B Preferred Stock which may affect the Company’s operational, financial and or investment flexibility.

In addition, upon any liquidation of the Company, certain mergers, reorganizations and/or consolidations of the Company into or with another corporation, the sale by the Company of all or substantially all of its assets or any transaction or series of related transactions in which a person, entity or group acquires 50% or more of the combined voting power of the Company’s then outstanding securities (a “Liquidation”), the holders of the Series B Preferred Stock will have a claim against the Company’s assets senior to the claim of the holders of Common Stock in an amount equal to $290.00 per share of Series B Stock (as appropriately adjusted for any combinations, divisions, or similar recapitalizations affecting the Series B Preferred Stock after issuance).

The ownership by Oak of a substantial percentage of our total voting power and the terms of the Series B Preferred Stock could make it more difficult and expensive for a third party to pursue a change of control of the Company, even if a change of control would generally be beneficial to the Company’s shareholders. Sales in the public market of the Common Stock acquired upon conversion of the Series B Preferred Stock could lower the Company’s stock price and impair its ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of the Company’s Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock and could make it more difficult for the Company to raise funds through a public offering of its equity securities.

The Company has done a preliminary analysis of the accounting treatment of the Private Placement. The analysis focused on the balance sheet and income statement effects as the cash flow from the transactions is known to be $29M less any expenses related to the transaction.

The Company believes the Series B Preferred Stock will be accounted for within stockholder’s equity although some possibility exists that it could be accounted for as temporary equity or a liability due to the registration rights involved and certain anti-dilution adjustments to the conversion rate.

The Company believes that the proposed transaction could reduce net income available to common stockholders due to the redemption of the Series A Preferred Stock which occurs in connection with the issuance of the Series B Preferred Stock and exchange of the Series A Preferred Stock. Also, if any element of the transaction is a derivative or a liability then certain mark to market adjustments affecting net income could occur.

The Company is continuing to analyze the factors involved and its final conclusion will be subject to its auditor’s agreement to the accounting conclusion

The Preferred Stock Purchase Agreement

General

On July 28, 2006, the Company entered into a the Purchase Agreement with Oak. The following discussion of the Purchase Agreement provides only a summary of the material terms and conditions of the Purchase Agreement. For a more complete understanding of the Purchase Agreement, which is incorporated herein by reference, the Company urges you to review the copy of the Purchase Agreement enclosed herewith as Annex B.

Consideration

Pursuant to the Purchase Agreement, the Company will sell to Oak:

•	100,000 shares of Series B Preferred Stock in exchange for $29 million of cash; and

•
approximately 1.379 shares of Series B Preferred Stock for each share of Series A Preferred Stock transferred to the Company pursuant to the Purchase Agreement, which, assuming that, as of the closing date of the Purchase Agreement (the “Closing Date”), Oak holds all 73,000 shares of Series A Preferred Stock held by Oak as of the date hereof, will result in the issuance by the Company of 100,690 shares of Series B Preferred Stock in exchange of such shares of Series A Preferred Stock.

Representations and Warranties

The Purchase Agreement contains representations and warranties by the Company relating to, among other things, the Company’s corporate organization and capitalization, the due authorization of the Purchase Agreement and the transactions contemplated thereby, the Company’s filings with the SEC, including the financial statements included therein, title to the Company’s properties, compliance with laws and third party approval rights and the status of the Company’s intellectual property.

The Purchase Agreement also contains representations and warranties by Oak relating to, among other things, its status as an accredited investor, its investment intent, title to the shares of Series A Preferred Stock and the availability of sufficient funds available to enable Oak to consummate the transactions contemplated hereby and to pay the purchase price.

Pre-Closing Covenants

Each of the Company and Oak have agreed to use reasonable efforts to take all actions and do all things advisable and proper in order to consummate and make effective the transactions contemplated by the Purchase Agreement,

The Company has agreed to duly call, give notice of, convene and hold the Special Meeting for the purpose of obtaining the Required Vote and, through its Board of Directors, to recommend to the Company’s shareholders that they approve the Private Placement. Notwithstanding the foregoing, the Board of Directors may withdraw, modify or change its recommendation at any time to the extent that the Board of Directors determines to do so in the exercise of their fiduciary duties.

Until the proposed Closing, the Company has agreed to, among other things, operate its business in the usual and ordinary course of business consistent with past practice and to refrain from taking certain actions, without the Purchaser’s consent. Such actions generally include, but are not limited to, creating or increasing debt instruments or bank lines for more than $10 million in the aggregate, engaging in transactions with affiliates that are not at arms-length or are outside the ordinary course of business, acquiring or selling any material assets outside of the ordinary course of business, selling all or substantially all of the assets of the Company or participating in a transaction involving a change in control and, with certain exceptions, adopting any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization.

Prior to the proposed Closing, the Company has also agreed, subject to certain exceptions, not to solicit or participate in negotiations with any third parties relating to the offer or sale of more than $4 million of equity or equity-linked securities of the Company to a third party other than the Purchaser.

Notwithstanding the foregoing, if prior to obtaining the Required Vote, the Board of Directors receives an unsolicited proposal made by a third party which the Board of Directors determines in its good faith judgment to be (A) more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by the Purchaser in response to such offer or otherwise)), and (B) reasonably capable of being completed, taking into account all financial, timing, legal, regulatory and other aspects of such proposal (a “Superior Proposal”), the Company may, for a period of 7 days (x) furnish information with respect to the Company to the person or entity making such proposal, and (y) participate in discussions or negotiations with the person or entity making such proposal.

Oak has agreed that, prior to the Closing, it shall not transfer, sell, dispose, pledge or encumber any of the shares of Series A Preferred Stock owned by Oak unless, prior to such transfer, Oak has converted the shares of Series A Preferred Stock subject to transfer into shares of the Company’s Common Stock .

Conditions to Closing

The obligation of both the Company and Oak to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

•  The Required Vote shall have been obtained and shall be in full force and effect;

•  No governmental entity or court shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting or preventing consummation of the transactions contemplated by this Agreement;

•  All waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott Act”), relating to the transactions contemplated by the Purchase Agreement have expired or terminated early; and

•  NASDAQ shall not have objected to or shall have indicated that it will accept or not object to the transactions contemplated by the Purchase Agreement.

In addition, Oak’s obligation to effect the Closing is conditioned on there being no change to the business, financial condition or operations of the Company that is or could have a material adverse effect on the Company’s condition (financial or other), business, properties or results of operations (a “Material Adverse Effect”).

The Closing of the transaction is also subject to other customary conditions, such as the material correctness and completeness of each parties’ representation and warranties as of the Closing Date.

Registration Rights

The Company has agreed, upon certain terms and conditions, to register with the SEC the resale of the shares of Common Stock into which the shares of Series B Preferred Stock are convertible, the shares of Common Stock issuable upon conversion of any additional shares Series B Preferred Stock issued as Registration Damages (as defined below) and any shares of Common Stock issued as (or issuable upon the conversion of exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing (collectively, the “Registrable Securities”).

If a registration statement with respect to the resale of such shares has not been declared effective by the SEC prior to the expiration of the lock-up period or if declared effective, ceases to be effective as to the shares at any time thereafter for longer than 30 days at any one time or 60 days during any one year, the Company may be required to pay liquidated damages to the holder of the Registrable Securities. These liquidated damages, payable in cash or in additional shares of Series B Preferred Stock at the Company’s election, will be equal to 1% (the “Non-Registration Fee”) of the purchase price attributable to the Registrable Securities with respect to which the registration statement is not effective (the “Registration Damages”). The Non-Registration Fee may increase to 3% if the if the failure to maintain a registration statement is directly or indirectly the result of the Company’s fraud or gross negligence.

The Non-Registration Fee will continue to accrue during each calendar month (or a lesser pro rata share if such period is less than a full calendar month) in which a registration statement is not effective until the earlier of the time (i) the registration statement becomes effective, (ii) the securities are sold or become eligible for resale pursuant to Rule 144 under the Securities Act and (iii) the Company’s offers to purchase such securities and makes funds available for such purchase.

Notwithstanding the foregoing, in no event, will the Registration Damages exceed $30 million or be payable to a holder if the failure to maintain a registration statement with respect to the securities relates primarily to an act or omission of such holder.

Lockup Agreement

Pursuant to the Purchase Agreement, the holders of the Series B Preferred Stock have agreed to a lockup with respect to all of the Cash Shares and certain of the Exchange Shares (and the underlying common stock). The lockup with respect to 33,333.3 shares of Series B Preferred Stock (initially convertible into 3,333,330 shares of Common Stock) will expire on each of the ninth month, the twelfth month and the fifteenth month after Closing. The lock up with respect to 25,712 shares of Series B Preferred Stock (initially convertible into 2,571,200 shares of Common Stock) will expire on December 31, 2006. The remainder of the shares of Series B Preferred Stock will not be subject to a lockup.

The lockup arrangements may expire earlier than indicated above (i) if any representation or warranty made by the Company in connection with the Purchase Agreement is materially untrue and such breach has or will result in at least a 20% decline in the value of Oak’s investment in the Company or (ii) upon an event of Liquidation.

Fees and Expenses

Regardless of whether the transactions contemplated by the Purchase Agreement are consummated, the Company has agreed to pay (i) any filing fee that may be required in connection with the filing of the Notification and Report Forms required under the Hart-Scott Act, (ii) the reasonable legal fees and expenses of Oak in connection with the transaction and (iii) any other reasonable out-of-pocket expenses that Oak or its affiliates incur before the Closing Date as a result of compliance with certain provisions of the Purchase Agreement.. The Company estimates these fees and expenses will range from an aggregate of $110,000 to $130,000.

Other than as set forth in the preceding paragraph, the Company and Oak are each responsible for its own expenses associated with the purchase and sale of the Series B Preferred Stock pursuant to the terms of the Purchase Agreement.

Neither the Company nor, to the best of the Company’s knowledge, Oak paid any fees or other compensation to finders or brokers in connection with the transactions contemplated by the Purchase Agreement

Termination

The Purchase Agreement may be terminated by the Company and Oak at any time by mutual agreement. In addition, the Purchase Agreement may also be terminated by:

•	either the Company or Oak in the event the Company’s shareholders do not approve the transactions contemplated by the Purchase Agreement;

•
either the Company or Oak if the Closing does not close on or before October 31, 2006 (provided that the right to terminate the Purchase Agreement will not be available to any party whose failure to fulfill any obligation under the Purchase Agreement has been the primary cause of the failure of the transactions contemplated by this Agreement to occur on or before such date);

•
Oak, if, among other things, Oak has provided the Company with notice that there has occurred a Material Adverse Effect and such Material Adverse Effect is not cured within 30 days of written notice thereof;

•
Oak, if the Board of Directors of the Company shall have withdrawn, modified or changed its recommendation that the shareholders of the Company approve the matters to be considered at the Special Meeting or revoked its approval of the transactions contemplated by the Purchase Agreement;

•
Oak, if the Company, in response to a Superior Proposal, furnishes information with respect to the Company to the person or entity making such proposal or participates in discussions or negotiations with the person or entity making such proposal after the seven day period permitted by the Agreement;

•
Oak, if the Company directly or indirectly, initiates, solicits or encourages (including by way of furnishing information or assistance), or takes any other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, the offer or sale of more than $4 million of equity or equity-linked securities of the Company to a third party other than the Purchaser;

•	Oak, if the Company commits certain uncured breaches of other pre-closing covenants set forth in the Purchase Agreement.

•
the Company, if as a result of a Superior Proposal, the Board of Directors shall have withdrawn, modified or changed its recommendation that the shareholders of the Company approve the matters to be considered at the Special Meeting;

In the event of certain terminations, including if the Company or Oak terminates the Purchase Agreement based on the Company’s receipt of a Superior Proposal that is more favorable to the Company’s shareholders, the Company will be required to pay Oak liquidated damages in the amount of $1.3 million. See the Section above entitled “Pre-Closing Covenants” for more information.

Terms of the Series B Preferred Stock

General

The following discussion of the Series B Preferred Stock provides only a summary of the material terms and conditions of the Series B Preferred Stock. For a more complete understanding of the Series B Preferred Stock, the Company urges you to review the copy of the form of Articles of Amendment enclosed herewith as Annex A and incorporated herein by reference.

Conversion Rights

Voting Rights

Oak is already a significant beneficial holder of the Company’s common stock. Assuming the Purchase Agreement is consummated in accordance with its terms, Oak’s ability to directly or indirectly influence the affairs of the Company is expected to increase.

Each share of Series B Preferred Stock will initially be entitled to 81 votes on all matters submitted to a vote of the holders of the Company’s Common Stock. This voting rate will adjust upon the Company’s payment of Common Stock dividends and distributions, (ii) Common Stock splits, subdivisions or combinations, and (iii) reclassification, reorganization, change or conversion of the Common Stock. The voting rate will not adjust due to the issuance of equity securities by the Company below $2.90 per share.

Director Designation Rights

As long as Oak is a majority holder of the Series B Preferred Stock and the beneficial holder of at least 15% of the Company’s common stock, the Purchaser will be entitled to elect one member to the Company’s Board of Directors.

Dividends

Holders of the Series B Preferred Stock are entitled to participate in dividends declared with respect to the Common Stock as if the Series B Preferred Stock was converted into the Common Stock.

Redemption Rights

The Company has the right, after 5 years, to buy back the Series B Preferred Stock, in whole or in 15% increments, at a price of $362.50 per share of Series B Preferred Stock. The Company may exercise its redemption right set forth in this Section 15 up to five (5) separate times.

The Articles of Amendment do not provide any restriction on the repurchase or redemption of shares of the Company’s capital stock by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Liquidation

The Series B Preferred Stock is identified as ranking senior and prior to the Common Stock and all other classes or series of capital stock with respect to payments upon liquidation.

Upon any Liquidation, holders are entitled to receive prior and in preference to any distribution to holders of the Company's Common Stock, the greater of (i) $2.90 per share of Series B Preferred Stock (the “Original Issue Price”) plus all accumulated or accrued and unpaid dividends thereon or (ii) the amount they would receive in such transaction if they converted the Series B Preferred Stock into Common Stock.

The Original Issue Price will be appropriately adjusted for any combinations, divisions, or similar recapitalizations with respect to the Series B Preferred Stock.

Restrictive Covenants

So long as the Series B Preferred Stock is outstanding, pursuant to the Articles of Amendment, the Company has agreed to refrain from taking certain actions without the approval of the Company’s holders of a majority of the then outstanding Series B Preferred Stock voting separately as a class (the “Series B Vote”). The Company has agreed, with certain exceptions, to refrain from (either directly or indirectly by merger, consolidation or reclassification):

•	amending the Articles of Incorporation, Bylaws or other governing documents so as to increase the number of authorized shares of the Company’s Preferred Stock;

The above consent right does not apply to the Company’s unilateral amendment of the Articles of Incorporation to authorize additional shares of Series B Preferred Stock solely for the purpose of issuing such shares in satisfaction of the payment of Non-Registration Fees. See Section above entitled “Registration Rights” for more information regarding the payment of Non-Registration Fees.

•	adversely changing the rights, preferences or privileges of the Series B Preferred Stock or any holder thereof;

The above consent right does not apply to the Company’s authorization or issuance of additional shares of Common Stock or the creation of any series of preferred stock (or issuance of shares under any such series) that is junior in dividends, liquidation preference, redemption, conversion and payment rights and otherwise to the Series B Preferred Stock.

The above consent right also does not apply to the authorization, designation or issuance of to authorize additional shares of Series B Preferred Stock solely for the purpose of issuing such shares in satisfaction of the payment of Non-Registration Fees.

•	issuing any equity security that is senior to or pari passu with the Series B Preferred Stock with respect to voting rights, dividends, liquidation preference or conversion right;

Notwithstanding the foregoing consent right, the Company may, without obtaining the Series B Vote, authorize and issue Common Stock or any series of preferred stock with equal voting rights and dividend rights to the Series B Preferred Stock as long as such Common Stock and/or preferred stock is junior in liquidation preference to the Series B Preferred Stock. The Company may also, without obtaining the Series B Vote, issue additional shares of Series B Preferred Stock solely for the purpose of issuing such shares in satisfaction of the payment of Non-Registration Fees.

•	authorizing, offering, selling or issuing any shares of Series A Preferred Stock;

•
creating any new debt instrument or bank line or increasing any existing debt obligation or bank line, excluding trade payables and capital lease lines, if thereafter the Company’s aggregate indebtedness pursuant to such instruments, lines or arrangements entered into after the Closing exceeds $10,000,000 in the aggregate; and

•
declaring or paying any dividends or other distributions with respect to any capital stock of the Corporation, other than dividends on Common Stock paid in Common Stock with respect to any capital stock of the Corporation and certain purchases or redemptions of securities by the Company.

Comparison of Series A Preferred Stock and Series B Preferred Stock

As discussed above, the Exchange Shares will be issued in exchange for the outstanding shares of Series A Preferred Stock held by the Purchaser as of the Closing. As of date hereof, Oak owns 73,000 shares of Series A Preferred Stock. Oak has agreed to convert into Common Stock any shares of Series A Preferred Stock it elects to transfer to third parties prior to the Closing. Accordingly, there is not expected to be any shares of Series A Preferred Stock issued and outstanding immediately following the Closing.

The terms of the Series A Preferred Stock and the Series B Preferred Stock are comparable in many respects. However, there are certain material differences, including:

•	The Series A Preferred Stock has a liquidation preference of $400 per share as compared to the Series B Preferred Stock, which has a liquidation preference of $290 per share.

•
Each share of Series A Preferred Stock is entitled to 86 votes per share on all matters submitted to a vote of the holders of the Common Stock, as compared to the Series B Preferred Stock, which is entitled to 81 votes per share.

•	As the holder of the Series A Preferred Stock, Oak was not provided the right to elect any members to the Company’s Board of Directors.

•
The Series A Preferred Stock is automatically convertible into shares of Common Stock if the Common Stock trades above $12.00 per share for any 30 consecutive trading day period that begins after September 13, 2006, as compared to the Series B Preferred Stock, which will automatically convert into shares of Common Stock if the Common Stock trades above $9.00 per share for any 30 consecutive trading day period that begins after the 2 year anniversary of the Closing.

•
The conversion rate applicable to the Series A Preferred Stock is not automatically subject to price-based anti-dilution adjustment, as compared to the conversion rate applicable to the Series B Preferred Stock, which is subject to anti-dilution adjustments pursuant to a broad-based weighted average formula for certain issuances of equity securities by the Company below $2.90.

•
The consent of a majority of the holders of the outstanding Series A Preferred Stock is required for the Company to issue more than 2,000,000 shares of common stock or common stock equivalents at a price below $4 per share unless such issuance is a dividend or distribution with respect to the Series Preferred Stock, in connection with merger and acquisition activity, relates to the Company’s previously outstanding equity compensation arrangements or relates to the Company’s future grant of up to 5,000,000 shares or share equivalents under equity compensation arrangements. The holders of the Series B Preferred Stock do not have this consent right.

Absence of Market for Series B Preferred Stock

There is no established trading market for the Series B Preferred Stock. We do not currently intend to list the preferred stock on a national securities exchange or qualify the preferred stock for quotation on a service such as the Nasdaq Global Market.

Use of Proceeds

See the Section above entitled “Reasons for the Private Placement” for a discussion regarding the Company’s intended use of proceeds.

Nasdaq Shareholder Approval Requirement

The Company’s Common Stock is listed on the Nasdaq Global Market. Pursuant to Nasdaq Marketplace Rule 4350(i)(l)(B), shareholder approval is required in connection with the issuance of securities that could result in a "change of control" of an issuer. Rule 4350(i)(1)(B) does not define when a change of control of an issuer may be deemed to have occurred; however, a relatively recent NASDAQ Corporate Governance Proposal suggests that, under certain circumstances, a change of control of an issuer is presumed to have occurred if an investor acquires 20% of an issuer's outstanding voting power. Although the Private Placement involves the issuance by the Company of securities convertible into shares of Common Stock that would represent more than 20% of the Company’s currently outstanding common stock, the Company does not necessarily believe that the issuance of the securities would constitute a change of control. However, to ensure compliance with Nasdaq Marketplace Rule 4350(i)(1)(B), the Company is seeking approval by the shareholders of the Company prior to the issuance of securities that would cause Oak to own, following the conversion of such securities into shares of our Common Stock, in excess of 20% of our outstanding Common Stock.

In addition, under Nasdaq Marketplace Rule 4350(i)(l)(D)(ii) (the “20% Nasdaq Rule”), shareholder approval is required in connection with the sale, issuance or potential issuance by a listed company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Based upon the consideration being exchanged, the Company does not believe the 20% Nasdaq Rule is applicable to the Private Placement. However, to ensure compliance with the 20% Nasdaq Rule, the Company is seeking shareholder approval of the Private Placement.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS APPROVED THE MATTERS INCLUDED IN PROPOSAL NO. 1 AND HAS DETERMINED SUCH MATTERS ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY. THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of Common Stock of the Company which were owned beneficially by (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director, (iii) certain executive officers of the Company , and (iv) all directors and officers as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned, subject to the community property laws, where these rules apply.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Shares Owned (1) (2)
Oak Investment Partners XI, Limited Partnership (3)	7,336,614	(4)	15.5%
Sevin Rosen Funds (5)	2,980,413	(6)	7.4%
Meritech Capital Partners L.P. (7)	1,863,061		4.6%
Eric D. Stonestrom (8)	1,025,575	(9)	2.6%
Peter Aronstam (8)	474,124	(10)	1.2%
Jonathan Paget (11)	163,973	(12)	*
Henrik Smith-Petersen (11)	405,770	(13)	1.0%
Arthur Levine (8)	3,000	(14)	*
Alastair Westgarth (8)	0		*
Matthew Desch (15)	387,371	(16)	*
Michael T. Flynn (17)	93,750	(18)	*
Guillermo Heredia (19)	46,875	(20)	*
Thomas Huseby (21)	223,750	(22)	*
David A. Twyver (23)	128,750	(24)	*
Frederick R. Fromm (25)	833	(26)	*
Julianne M. Biagini (27)	833	(28)	*
All directors and executive officers as a group (13 persons)	2,954,604		7.4%
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* Indicates less than 1% of outstanding shares owned.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from Record Date upon exercise of options, warrants and convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from Record Date have been exercised.
(2) Applicable percentage ownership is based on 40,281,263 shares of Common Stock outstanding as of Record Date.
(3) The address of Oak Investment Partners XI, Limited Partnership is c/o Oak Management Corporation, One Gorham Island, Westport, CT 06880. The names of the parties who share power to vote and share power to dispose of the shares held by Oak Investment Partners XI, Limited Partnership are Fredric W. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, Gerald R. Gallagher and David B. Walrod, all of whom are managing members of Oak Associates XI, LLC, the General Partner of Oak Investment Partners XI, Limited Partnership. Fredric W. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, Gerald R. Gallagher and David B. Walrod disclaim beneficial ownership of the securities held by such partnership in which Fredric W. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, Gerald R. Gallagher and David B. Walrod do not have a pecuniary interest.
(4) Includes (i) 7,300,000 shares of common stock issuable on the conversion of the Company’s Series A Preferred Stock owned by Oak Investment Partners XI, Limited Partnership, (ii) 35,918 shares of common stock owned by Oak Investment Partners VIII, Limited Partnership and (iii) 696 shares owned by Oak VIII Affiliates Fund, Limited Partnership. Excludes shares of Series B Preferred Stock to be issued pursuant to the Purchase Agreement and excludes an aggregate of 133,241 shares of Common Stock held Messrs. Glassmeyer and Harman and Ms. Lamont.
(5) The address of Sevin Rosen Funds is 13455 Noel Road, Suite 1670, Dallas, TX 75240.
(6) Includes purchases made by Sevin Rosen Bayless Management Company, Sevin Rosen Fund V L.P., Sevin Rosen Fund VI L.P., Sevin Rosen V Affiliates Fund and Sevin Rosen VI Affiliates Fund L.P., each of which is an affiliate of Sevin Rosen Funds.
(7) The address of Meritech Capital Partners is 285 Hamilton Avenue, Suite 200, Palo Alto, CA 94301.
(8) The addresses of Messrs. Stonestrom, Aronstam, Levine and Westgarth is 777 Yamato Road, Suite 310, Boca Raton, FL 33431.
(9) Includes (i) 474,563 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date, (ii) 42,000 restricted shares of common stock and (iii) 3,381 shares acquired under the Company’s 401(k) plan.
(10) Includes (i) 418,146 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date, (ii) 17,750 restricted shares of common stock and (iii) 4,791 shares acquired under the Company’s 401(k) plan.
(11) The addresses of Messrs. Paget and Smith-Petersen is Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN, England.
(12) Includes (i) 62,132 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date and (ii) 20,750 restricted shares of common stock .
(13) Includes (i) 399,520 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date and (ii) 6,250 restricted shares of common stock.
(14) Includes 3,000 restricted shares of common stock.
(15) The address of Mr. Desch is PMB 299, 17194 Preston Road, #102, Dallas, TX 75248.
(16) Includes 255,000 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date.
(17) The address of Mr. Flynn is 355 Kelly Plantation Drive, Destin, FL 32541.
(18) Includes 73,750 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date.
(19) The address of Mr. Heredia is Newton #54-4, Polanco, D.F, Mexico 11560.
(20) Includes 46,875 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date.
(21) The address of Mr. Huseby is 777 108th Avenue N.E., Suite 1895, Bellevue, WA 98004.
(22) Includes 88,750 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date.
(23) The address of Mr. Twyver is P.O. Box 2447, Friday Harbor, WA 98250.
(24) Includes 118,750 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date.
(25) The address of Mr. Fromm is 460 Herndon Parkway, Suite 250, Herndon VA 20194.
(26) Includes 833 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date.

(27) The address of Ms. Biagini is 776 Palomar Avenue, Sunnyvale, CA 94805.
(28) Includes 833 shares of common stock issuable on exercise of stock options that are exercisable within 60 days from Record Date.

2007 SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal to be considered for inclusion in the Company’s Proxy Statement and form of Proxy for the 2007 Annual Meeting of Shareholders may do so by following the procedures prescribed by Securities Exchange Act Rule 14a-8. To be eligible for inclusion, proposals must be submitted in writing and received by the Company at the address appearing at the principal executive offices of the Company on or before December 22, 2006.

A shareholder of the Company may wish to have a proposal presented at the 2007 Annual Meeting of Shareholders, but not to have the proposal included in the Company’s Proxy Statement and form of Proxy relating to that meeting.

Pursuant to the Company’s Amended and Restated Bylaws, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board of Directors or by a shareholder who otherwise has the right to submit the proposal and who has delivered written notice to the Company (containing certain information specified in the Amended and Restated Bylaws about the shareholder and the proposed action) within ten days after delivery of notice of the annual meeting. These requirements are separate from and in addition to the SEC requirements referenced above for inclusion of a shareholder proposal in the Company’s proxy statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company has elected to "incorporate by reference" certain information into this Proxy Statement. By incorporating by reference, the Company can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for information incorporated by reference that is superseded by information contained in this Proxy Statement or incorporated by reference to a subsequent document that we filed with the SEC. This proxy statement incorporates by reference the following documents:

•  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 31, 2006;

•  the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2006 filed with the SEC on May 12, 2006;

•  the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2006 filed with the SEC on August 11, 2006;

•  the description of the Company’s Common Stock contained in the Company’s registration statement on Form S-1 filed with the SEC on July 18, 2000; and

•  the description of the Company’s Series A Preferred Stock contained in the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2004 and the Company’s Definitive Proxy Statement filed with the SEC on April 29, 2005.

Certain Current Reports on Form 8-K dated both prior to and after the date of this Proxy Statement are or will be furnished to the SEC and shall not be deemed “filed” with the SEC and will not be incorporated by reference into this Proxy Statement. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Proxy Statement and until the date of the Special Meeting are also incorporated by reference in this Proxy Statement and made a part of this Proxy Statement from the date the Company files the documents with the SEC.

You may request a copy any document incorporated by reference herein at no cost, by writing, calling or e-mailing us at the following address:

Airspan Networks, Inc.
777 Yamato Road, Suite 310
Boca Raton, FL 33431
Attention: Chief Financial Officer
Telephone: (561) 893-8670
Email: paronstam@airspan.com

You should rely only on the information contained or incorporated by reference in this Proxy Statement. The Company has not authorized anyone else to provide you with different information

OTHER MATTERS

The Company does not expect representatives of Grant Thornton, LLP, its independent accountants, to be present at the Special Meeting.

PLEASE SIGN, DATE AND MAIL

YOUR PROXY CARD BACK AS SOON AS POSSIBLE:

SPECIAL MEETING OF STOCKHOLDERS

AIRSPAN NETWORKS, INC.

SEPTEMBER 22, 2006

Please Detach and Mail in the Envelope Provided

The undersigned appoints each of Eric D. Stonestrom and Matthew J. Desch, attorney and proxy, with full power of substitution, on behalf of the undersigned, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock and/or Series A Preferred Stock of Airspan Networks, Inc. that the undersigned would be entitled to vote at the above Special Meeting and any adjournment thereof.

The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

☒    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

The Board of Directors unanimously recommends a vote FOR Proposal No. 1.

PROPOSAL NO. 1

FOR	AGAINST	ABSTAIN
Approval of:

(i) the issuance and sale by the Company of up to 200,690 shares of Series B Preferred Stock to Oak Investment Partners XI, Limited Partnership (“Oak”) in exchange for:

o  $29 million of cash; and

o  Oak’s transfer to the Company of all shares of the Company’s Series A Preferred Stock owned by Oak; and

(ii) the issuance of the Company’s Common Stock and potentially certain other securities upon conversion of and/or with respect to the Series B Preferred Stock, which Common Stock and other securities, when issued, could result in Oak acquiring 20% or more of the Common Stock outstanding as of the date hereof

☐	☐	☐

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD AND PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Dated:	,	2006	Signature	Dated:	,	2006
(if held jointly)

IMPORTANT: Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts, each joint owner should sign.